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                                                                    EXHIBIT 9(b)
                                     FORM OF
                      AMENDMENT TO ADMINISTRATION AGREEMENT

         This AMENDMENT, dated as of the ___ day of _______, 1998, is made by and between Alleghany Funds (formerly known as CT&T Funds), a Delaware business trust (the "Trust"), operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Delaware and The Chicago Trust Company, an Illinois corporation (the "Administrator") (collectively, the "Parties").
                                WITNESSETH THAT:
         WHEREAS, the Trust and the Administrator originally entered into an Administration Agreement dated June 15, 1995, as amended December 21, 1995, June 13, 1996 and June 1, 1997, wherein the Administrator agreed to provide certain administrative services to each series of the Trust (the "Agreement"); and
         WHEREAS, the Parties wish to amend the Agreement to include under its terms four additional separate series of shares identified as the:
Alleghany/Chicago Trust SmallCap Value Fund, Alleghany/Veredus Aggressive Growth Fund, Alleghany/Blairlogie Emerging Markets Fund and Alleghany/Blairlogie International Developed Fund;
         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree:
         1. To amend Schedule "C" to the Agreement in the form attached hereto as Schedule "C". This Amendment shall take effect upon the date or dates when the respective amendments to the registration  statement of the Trust  registering  the  Alleghany/Chicago  Trust
SmallCap Value Fund, Alleghany/Veredus Aggressive Growth Fund, Alleghany/Blairlogie Emerging Markets Fund and Alleghany/Blairlogie International Developed Fund become effective.
         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment consisting of one type written page, together with Schedule "C", to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.


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Alleghany Funds                                       The Chicago Trust Company


By:  Kenneth C. Anderson, President                      By:  _________________


Attest:  Gerald F. Dillenburg, V.P.                    Attest:  _______________



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                                  SCHEDULE "C"

                            AS OF ____________, 1998


                            IDENTIFICATION OF SERIES

Below are listed the Series to which services under this Agreement are to be performed as of the execution date of this Amendment:

                           CT&T FUNDS (now known as Alleghany Funds)

                           Chicago Trust Growth & Income Fund
                           Chicago Trust Balanced Fund
                           (formerly  known as Chicago  Trust  Asset  Allocation
                           Fund) Chicago Trust Bond Fund Chicago Trust Municipal Bond Fund Chicago Trust Money Market Fund Chicago Trust Talon Fund Montag & Caldwell Growth Fund - Class N and Class I Montag & Caldwell Balanced Fund Alleghany/Chicago Trust SmallCap Value Fund Alleghany/Veredus Aggressive Growth Fund Alleghany/Blairlogie Emerging Markets Fund - Class N and Class I Alleghany/Blairlogie International Developed Fund - Class N and Class I

This Schedule "C" may be amended from time to time by agreement of the parties.